Exhibit 99.1

Seattle Genetics Announces Douglas Williams to Step Down as Chief Scientist; Will Remain on Board of Directors

Bothell, WA – September 7, 2004 – Seattle Genetics, Inc. (Nasdaq: SGEN) announced today the resignation of Douglas E. Williams, Ph.D., as Chief Scientific Officer and Executive Vice President, Research and Development effective as of September 10, 2004. He will remain a member of the company’s Board of Directors. Dr. Williams is stepping down from his management role at Seattle Genetics to accept a position with another company.

“Doug made key contributions to our research and development programs,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “The company is well positioned to continue advancing its three product candidates in clinical trials, two lead agents in preclinical development and its industry-leading antibody-drug conjugate (ADC) technology.”

Seattle Genetics did not announce immediate replacement plans for the position.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and three in preclinical development, SGN-35, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group, Protein Design Labs and CuraGen and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, regarding expectations for advancement of the company’s product pipeline and ADC technology. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure or maintain relationships with collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com